Exhibit 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), dated as of February 10, 2023 (the “Effective Date”), is made and entered into by and among Forian Inc., a Delaware corporation (“Forian”) and Helix Technologies, Inc., a Delaware Corporation (“Seller” and together with Forian, the “Licensees”), each for itself and for the benefit of their respective Affiliates, collectively as licensees, on the one hand, and each of BT Assets Group, Inc., a Delaware corporation (“Buyer”), and Bio-Tech Medical Software, Inc., a Florida corporation (the “Company”), each for itself and on behalf of their respective Affiliates, collectively as licensors, on the other hand. Buyer and the Company are referred to in this Agreement each as a “Licensor” and collectively as the “Licensors”. Forian, Seller, Buyer and the Company are collectively referred to in this Agreement each as a “Party” and collectively as the “Parties.”

WHEREAS, the Seller, Buyer and the Company have entered into that certain Stock Purchase Agreement dated as of the Effective Date (the “Purchase Agreement”) and certain documents and agreements ancillary thereto; and

WHEREAS, as provided in the Purchase Agreement, the Parties are entering into this Agreement in order to modify the existing license arrangement between the Company and Forian to provide for, among other things, Licensors’ provision to Forian of a royalty-free license to certain de-identified transactional data with respect to the cannabis and cannabidiol (“CBD”) industry and attendant services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Definitions. Capitalized terms which are used but not defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

1.1	“Existing Company Software” means the Company’s point of sale software solutions (as such solutions are owned, licensed, or operated by the Company on the Closing Date of the Transactions).

1.2
“Licensed Data” means all transactional data with respect to the cannabis and CBD industry that are generated from customers based in the United States and its territories and Processed by Licensors or any of their Affiliates through Existing Company Software or Successor Company Software, including the data elements identified in the specification attached hereto as Schedule A (“Specification”); provided, that the Licensed Data shall exclude all such transactional data that results from customers of Buyer that are acquired through Buyer’s acquisition of a software solution after the Closing Date of the Transactions (“Excluded Transactional Data”).

1.3
“Process” means any operation or set of operations which is performed on data or on sets of data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

1.4
“Successor Company Software” means any point of sale software solution owned, licensed or operated by Licensors or any of their Affiliates that Processes transactions previously Processed through the Existing Company Software.

2.	License.

2.1
Grant. Subject to the terms and conditions of this Section 2, Licensors hereby grant to Forian and its Affiliates a perpetual (subject to Section 2.4), world-wide, exclusive (subject to Section 2.2), royalty-free, transferable and sublicensable license to access, use, copy, distribute (publicly and otherwise), display (publicly and otherwise), perform (publicly and otherwise), transmit, store, maintain, make derivative works of and commercialize the Licensed Data (the “License”).

2.2
Non-Exclusivity. The License shall be non-exclusive with respect to all Licensed Data Processed by customers of Buyer that were not customers of the Company as of the Closing of the Transactions (“Non-exclusive License”).

2.3	Negotiation of Additional and Alternative Licenses.

(a)
Upon Forian’s request, Buyer shall negotiate with Forian in good faith regarding additional or alternative license terms (including license fees) with respect to the Non-exclusive License or with respect to the Excluded Transactional Data.

(b)
In the event that an independent third party solicits a license or other arrangement from Licensors or their Affiliates: (i) that is similar to the Non-exclusive License with respect to any of the Licensed Data or (ii) for the Excluded Transactional Data, Licensors shall provide written notice to Forian at least thirty (30) days prior to consummating such license or arrangement and engage with Forian in good faith to allow Forian the opportunity to propose to Licensors an alternative license.

2.4
Termination. Upon the consummation of a Qualified Transaction (as defined below), the License shall transition from a perpetual term to a term expiring on the later to occur of (a) the five (5) year anniversary of the consummation of such Qualified Transaction and (b) the seven (7) year anniversary of the Effective Date of this Agreement; provided, that, prior to closing such Qualified Transaction, Buyer has used good faith efforts to negotiate the continuation of the License, which shall include the obligation to engage with Forian in good faith for a period of at least ten (10) business days to allow Forian to negotiate reasonably and in good faith (including with the buyer in such Qualified Transaction) concerning the terms of such continued license. A “Qualified Transaction” means a transaction pursuant to which Buyer sells or transfers (including a change of control transaction) greater than 80% of the assets that generate the Licensed Data to an independent third party in which, prior to such transaction, none of Buyer or its Affiliates has any ownership interest in, nor has provided any prior financing to, directly or indirectly (it being understood that a third party in which Buyer or its Affiliates obtains an ownership interest no greater than 20% in connection with such transaction or a transaction in which the purchase price is partially financed through a seller note shall constitute an independent third party transaction).

2.5
Rights of Affiliates. For the avoidance of doubt, all rights and licenses granted to Forian in this Section 2 shall extend to and may be fully exercised by Forian’s Affiliates (whether existing on or after the Effective Date); provided, that each such Affiliate complies with this Agreement to the same extent as Forian; and provided, further, that Forian (or its legal successor in interest) is and remains primarily responsible for the performance of this Agreement and fully liable for any act or omission of any such Affiliate or any party obtaining or accessing the Licensed Data by or through such Affiliate or Forian, as if such were the acts or omissions of Forian directly.

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2.6
No Implied Rights. Except for the limited rights and licenses expressly granted under this Agreement, nothing in this Agreement grants, by implication, waiver, estoppel or otherwise, to Forian or any third party any intellectual property rights or other right, title, or interest in or to any data or technology owned or controlled by Licensors.

2.7
Buyer Restrictions. For the five (5) year period following the Closing Date of the Transactions, none of Buyer or its Affiliates shall sell, license or otherwise provide information, business intelligence or analytics products or services that use the Licensed Data for use by customers within the healthcare and life sciences industries (which for purposes of this Section 2.7 shall exclude the cannabis and CBD industry).

3.
Delivery and Integration. As soon as practicable following the Effective Date in accordance with the Specification and consistent with each party’s obligations hereunder and under that certain Interim Services Agreement by and among the Parties entered into as of the Effective Date (the “Interim Services Agreement”), Licensors shall support Forian’s adoption, integration and implementation of the Licensed Data into the Forian enterprise for Forian’s exercise of the License (“Integration”) on a time and materials basis: (a) in the case of work as provided in the Specification (the “Initial Integration Services”), at an hourly rate of US$100, and (b) in the case of Integration-related services that are beyond the scope of Licensors’ obligations under Specification (the “Subsequent Integration Services”), at an hourly rate of US$200 pursuant to commercially reasonable statements of work under this Agreement as mutually agreed by the Parties.

4.	Representations; Warranties and Covenants. Licensors represent, warrant and covenant the following to Forian:

4.1	Specification. The Licensed Data shall include at least the data elements identified in the Specification except for limitations as may be required by the Legal Requirements (as defined below).

4.2
Use Rights. Licensors shall provide written notice to Forian of any and all limitations on the use rights that Licensors and their Affiliates have with respect to the Licensed Data (“Licensor Use Rights”) and shall use commercially reasonable efforts to obtain and maintain Licensor Use Rights sufficient to enable the License granted hereunder without any material limitations. Notwithstanding the foregoing sentence, Forian acknowledges that (a)(1) certain clients of the Company as of the Effective Date restrict Licensor Use Rights (the “Restricted Accounts”, and the data produced in relation to such Restricted Accounts, the “Restricted Account Data”); and (2) such Restricted Account Data is not included in the Licensed Data; and (b) it and not Licensors shall be solely responsible at and as of the Effective Date and from time to time during the term of this Agreement to not use and to delete from its records all Restricted Account Data and other data that Licensors advise pursuant to Section 4.4 below is restricted due to Legal Requirements.

4.3
Performance. All services provided by or on behalf of Licensors to Forian and its Affiliates, including in connection with the Integration of Licensed Data, shall be performed by skilled personnel, in a workmanlike and professional manner, and in accordance with standards utilized within the Licensors generally.

4.4
Compliance with Laws. Licensors shall (a) promptly inform Licensees from time to time of any Law that it determines in its sole and reasonable discretion upon advice of counsel precludes, limits or conditions the Licensees’ receipt or ongoing use of the Licensed Data (collectively, the “Legal Requirements”) and (b) take such commercially reasonable actions upon advice of counsel and in consultation with Licensees in good faith as are necessary to comply with such Legal Requirements (including the actions specified in Section 1.0(d) of the Specification).

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4.5
Ownership or Necessary Rights. Other than as identified in Section 4.2 above, the Licensors own or have all necessary rights in the Licensed Data in order to grant the License provided under this Agreement.

4.6
Malicious Code. Except as is resident in the Existing Company Software, the Licensed Data and all software and systems used by Licensors and their Affiliates to provide or make available the Licensed Data to Forian and its Affiliates shall not contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that would reasonably be expected to, (a) disrupt, disable, harm or otherwise impair in any material respect the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network or device on which any such software is installed, stored or used, or (b) damage, destroy or prevent the access to or use of any data or file without the user’s consent.

4.7
Open Source. Except as is resident in the Existing Company Software, the Licensors shall not use any Open Source Technology in a manner that requires, or would reasonably be expected to require, the (a) disclosure or distribution of any software or technology owned or controlled by Licensors or Forian (“Proprietary Software and Technology”) in source code form, (b) license or other provision of any Proprietary Software and Technology on a royalty-free basis, or (c) grant of any license, non-assertion covenant or other rights or immunities under any Proprietary Software and Technology or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any Proprietary Software and Technology, including any “copyleft” license. The Licensors shall be in compliance with all material notice, attribution, and other requirements of each license applicable to the Open Source Technology. “Open Source Technology” means any software or other technology that is distributed as or that contains, or is derived in any manner (in whole or in part) from, any software or other technology that is distributed as free software, open source or similar licensing or distribution models, or requires as a condition of use, modification or distribution that any technology (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, (3) be redistributable at no charge, or (4) grants to any third party any license, non-assertion covenant or other rights or immunities to or under any technology. Open Source Technology includes technology licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: Apache License, MIT License, BSD 3-Clause “New” or “Revised” License or BSD 2-Clause “Simplified” or “FreeBSD” License, GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), or Affero GPL, Mozilla Public License, Common Development and Distribution License (CDDL), Eclipse Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), the Common Public License, Creative Commons License, or any license or distribution agreement or arrangement listed on www.opensource.org/licenses/index.php or any successor website thereof or that is considered “free” or “open source” by the Open Source Foundation or the Free Software Foundation.

4.8	Exceptions. Notwithstanding any provisions to the contrary in this Agreement, the representations and warranties set forth in this Section 4 do not apply to:

(a)	the Licensed Data Processed through the Existing Company Software prior to the Effective Date;

(b)	the Restricted Accounts and the Restricted Account Data;

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(c)	modifications of the Licensed Data, including combination or supplementation of the Licensed Data with other data, by Forian;

(d)	Forian’s or any third party’s negligence, abuse, misapplication or misuse of the Licensed Data; or

(e)	the operation of, or access to, Forian’s or a third party’s system or network.

4.9
Disclaimer of Warranties. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES CONTAINED IN SECTION 4, LICENSORS HEREBY DISCLAIM ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AS TO THE LICENSED DATA. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT ARE EXPRESSLY EXCLUDED.

5.	Indemnification.

5.1
Mutual Indemnity. Each Party (“Indemnitor”) shall defend, indemnify and hold harmless the other Party and its Affiliates and each of their respective officers, directors, shareholders, members, partners, principals, owners, employees, agents, successors, and assigns (each, an “Indemnitee”) from and against all claims, demands, causes of action, suits, investigations, inquiries, or proceedings by a third party (each, a “Third-Party Claim”) to the extent arising out of any breach of this Agreement by the Indemnitor and Indemnitor shall pay any and all damages, judgments, awards, settlements, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees), liabilities, and losses of any and every kind that are finally awarded or assessed as a result of, or agreed to as a settlement of, such a Third-Party Claim; provided, that the Indemnitor’s obligation to indemnify, defend and hold harmless an Indemnitee shall not apply to the extent such Third-Party Claims arise or result from the Indemnitee’s gross negligence, recklessness, or willful misconduct.

5.2
Notice and Procedure. An indemnified party shall provide an indemnifying party prompt written notice of any such Third-Party Claim; provided, that any failure or delay in providing such notice shall not relieve the indemnifying party of its indemnity obligations under this Agreement except to the extent the indemnifying party is actually prejudiced by such failure or delay. The indemnifying party shall have right to control the defense and settlement of such Third-Party Claim; provided, that (a) the indemnifying party shall not settle any such Third-Party Claim without the prior written consent of the indemnified party, which consent will not be unreasonably withheld or delayed and (b) the indemnified party may, at its option and expense, participate in connection with the defense and settlement of any such Third-Party Claim. The indemnified party shall provide, at the indemnifying party’s request and expense, reasonable cooperation in defending or settling any such Third-Party Claim.

6.
Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, LAW, EQUITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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7.	Confidentiality.

7.1	Confidential Information.

(a)
As used herein, the term “Confidential Information” means information in the possession or under the control of a Party relating to a Party’s or its licensors’ technical, marketing, pricing and payment terms, product and business affairs, or other categories of proprietary information, including customers, prospects, price, licensors, data sources and other proprietary and trade secret information, whether oral, graphic, written, electronic or in machine readable form, and includes all computer programs (and source code therefor), all proposals, plans, programs, analyses, compilations, forecasts, studies or other documents prepared by a Party or by them jointly relating to any subject matter of this Agreement, including the existence of and terms of this Agreement. Confidential Information does not include information which: (i) is or becomes available to the public other than as the consequence of a breach of this Agreement; (ii) is actually known to or in the possession of the receiving Party without any limitation on use or disclosure prior to receipt from the disclosing Party; (iii) is rightfully received from a third party in possession of such information who is not under obligation to the disclosing Party not to disclose the information; or (iv) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

(b)
The receiving Party may use Confidential Information of the disclosing Party only for the purposes of exercising the receiving Party’s rights and fulfilling the receiving Party’s obligations under this Agreement. The receiving Party shall use the same degree of care, but no less than a reasonable degree of care, to protect against the unauthorized disclosure or use of the disclosing Party’s Confidential Information as it uses to protect its own confidential information of a similar type. The receiving Party shall disclose Confidential Information of the disclosing Party only to its employees or independent contractors who have a need to know and who are bound by obligations no less restrictive than the terms of this Agreement. Each Party shall promptly (but no later than within two (2) business days) notify the other Party in writing in the event it becomes aware of any unauthorized disclosure of Confidential Information. Any duplication, use, disclosure, or other act or omission by any person or entity that obtains access to or possession of Confidential Information through the receiving Party that would be a breach of this Agreement if committed by the receiving Party is deemed a breach of this Agreement by the receiving Party for which the receiving Party shall be responsible. The receiving Party shall not remove any confidentiality or proprietary notices from the disclosing Party’s Confidential Information. In the event that Confidential Information is required to be disclosed pursuant to subpoena, court order, government authority or Law, the receiving Party shall, to the extent legally permissible, provide prompt written notice to the disclosing Party prior to such disclosure, so that the disclosing Party may seek a protective order or other available relief. In the event that a protective order or relief is not obtained, the receiving Party agrees to disclose only that portion of the Confidential Information which is required.

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(c)
None of the Parties or any of their respective representatives shall issue any press releases or make any public announcements with respect to this Agreement without the prior written consent of the other Parties. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or a securities exchange rule; provided, that the Party required to make such press release or public announcement shall, to the extent possible, confer with the other Parties concerning the timing and content of such press release or public announcement before the same is made. Licensors acknowledge that Forian may need to publicly disclose this Agreement and the subject matter hereof to comply with the rules and regulations of the U.S. Securities and Exchange Commission and the Nasdaq Capital Market, and Licensors consent to such disclosure.

8.	Miscellaneous.

8.1	Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of the Parties or (b) by a waiver in accordance with Section 8.2.

8.2
Waiver. Any Party to this Agreement may waive compliance or performance of any provision of this Agreement that is intended for the benefit of such waiving Party. Any such waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights under this Section 8.2 shall not constitute a waiver of any of such rights. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. Except as otherwise provided herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.3
Specific Performance. Each Party agrees and acknowledges that in the event of its breach of Section 7 of this Agreement, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at Law. Accordingly, each Party agrees that each Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for equitable relief, including injunction and specific performance. If any such action is brought by a Party, the other Party hereby waives the defense that there is an adequate remedy at Law or the requirement for the posting of any bond or similar security.

8.4
Expenses. Except as otherwise expressly provided herein, each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement. If any action at Law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled, and, if the adjudicating body determines a Party to be the prevailing Party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing Party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the adjudication and the enforcement of its rights under this Agreement. This Section 8.4 shall survive the termination of this Agreement.

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8.5
Notices. All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or via electronic mail (with original copy to follow) to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section); provided, that with respect to any notices deliverable to Forian, such notices shall be delivered solely via email:

Forian Inc.	with a copy (which shall not constitute notice) to:

If to Forian:	Duane Morris LLP
41 University Drive, Suite 400	30 South 17th Street
Newtown, PA 18940	Philadelphia, PA 19103
Attention: Chief Executive Officer	Attention: Darrick M. Mix
Email: [*****]	E-mail: [*****]
and
[*****]

If to Licensors:	with a copy (which shall not constitute notice) to:

BT Assets Group, Inc.	PremierCounsel, LLP
21550 Biscayne Blvd, Suite 400	201 Spear Street, Suite 1100
Aventura, FL 33180	San Francisco, CA 94104
Email: [*****]	Attention: William Kushner
Attention: Chief Financial Officer	Email: [*****]

8.6
Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Parties without the prior written consent of the non-assigning Party(ies) (which consent shall not be unreasonably withheld, conditioned or delayed) unless such assignment is in connection with an acquisition or merger transaction pursuant to which substantially all of the business of the assigning Party is assigned.

8.7
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party.

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8.8
Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with sophisticated counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. Unless the context of the Agreement otherwise requires: (a) the word “including” shall mean “including without limitation” regardless of whether such words are included in some contexts but not others; (b) words of any gender include each other gender and neutral forms of such words; (c) words using the singular or plural number also include the plural or singular number, respectively; (d) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (e) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (i) the words “dollar”, “USD” or “$” shall mean U.S. dollars; and (j) the word “day” means calendar day unless Business Day is expressly specified.

8.9
Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

8.10
Entire Agreement. This Agreement (including its Schedules) and the Purchase Agreement, and the other documents referred to herein and therein, contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

8.11
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

8.12	Choice of Law; Consent to Jurisdiction.

(a)
The Law of the State of Delaware shall govern this Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in Law or equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other Law, in each case without giving effect to any conflicts-of-Law or other principle requiring the application of the Law of any other jurisdiction.

(b)
Each of the Parties hereof hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware, in each case, located in the State of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance thereof (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties hereto agrees that service of process may also be made on such Party by prepaid certified mail to the applicable address described in Section 8.5 with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the preceding sentence above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.

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8.13
WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

8.14
Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

8.15
Bankruptcy Code. All rights and licenses granted hereunder are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that the licensees of such rights and licenses shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Forian Inc.

By:	/s/ Max C. Wygod
Name: Max C. Wygod
Title: Executive Chairman

Helix Technologies, Inc.

By:	/s/ Edward Spaniel Jr
Name: Edward Spaniel Jr
Title: Vice President and Secretary

BT Assets Group, Inc.

By:	/s/ Justin Soulen
Name: Justin Soulen
Title: Authorized Representative

Bio-Tech Medical Software, Inc.

By:	/s/ Justin Soulen
Name: Justin Soulen
Title: Authorized Representative

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